                                                                     Exhibit 4.2

                                VOTING AGREEMENT


                  VOTING AGREEMENT (this "Voting Agreement"), dated as of May 15, 2000 by and among WIT CAPITAL GROUP, INC., a corporation organized under the laws of the State of Delaware ("Parent"), and each other person set forth on the signature pages hereof (each individually a "Securityholder," and collectively, the "Securityholders").

                              W I T N E S S E T H:

                  WHEREAS, concurrently with the execution and delivery of this Voting Agreement, an Agreement and Plan of Merger (the "Merger Agreement") is being entered into by and among Parent, Wit SoundView Corporation, a corporation organized under the laws of the State of Delaware ("Merger Sub"), and E*OFFERING Corp., a California corporation (the "Company"), pursuant to which the Company will be merged with and into Merger Sub (the "Merger") and the Securityholders will receive shares of common stock of Parent; and

                  WHEREAS, as a condition to, and in consideration for Parent's willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Parent has required that the Securityholders enter into this Voting Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                  1. DEFINITIONS. For purposes of this Voting Agreement:

                           (1) "Beneficially Own" or "Beneficial ownership" with
respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided that such beneficial ownership shall be limited to securities (not including those that the Person (as defined in the Exchange Act) has a right to acquire within 60 days unless so acquired) over which such Person has sole or shared voting power. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act and over which such Person has sole or shared voting power.

                           (2) "Acquisition Proposal" shall mean any proposal or
offer to acquire all or a substantial part of the business or properties of the Company or any Company Subsidiary or any capital stock of the Company or any Company Subsidiary whether by merger, tender offer, exchange offer, stock purchase, purchase of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (other than the proposal or offer in connection with the transactions contemplated by the Merger Agreement).

                           (3) Capitalized terms used but not otherwise defined
herein shall have the meanings ascribed to them in the Merger Agreement.

                  2. AGREEMENTS

                           (1) VOTING AGREEMENT. Each Securityholder shall, at
any meeting of the Securityholders of the Company, however such meeting is called and regardless of whether such meeting is a special or annual meeting of the Securityholders of the Company, or in connection with any written consent of the Securityholders of the Company, vote all shares of Company Capital Stock Beneficially Owned by such Securityholder: (i) to approve the Merger, the Merger Agreement and the transactions contemplated thereby and the taking of any actions proposed by the Company's Board of Directors necessary or appropriate in furtherance thereof; and; (ii) against any Acquisition Proposal; and (iii) against any action, proposal or agreement that would delay, impede, frustrate, prevent or nullify this Voting Agreement or the Merger Agreement, or result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would delay, impede, frustrate, prevent or nullify the fulfillment of any of the conditions set forth in Article IX of the Merger Agreement or result in any change in the composition of the Company Board of Directors without the prior written consent of Parent; and (iv) in favor of the Company's Fifth Amended and Restated Articles of Incorporation in substantially the form attached as Exhibit A.

                           (2) NO INCONSISTENT ARRANGEMENTS. Each Securityholder
hereby covenants and agrees that it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Securityholder's shares of Company Capital Stock, or any interest therein in a manner inconsistent with the continued validity of this Voting Agreement and the irrevocable proxy granted pursuant hereto, unless each Person to which any such shares of Company Capital Stock, or any interest therein, is or may be transferred shall have (A) executed a counterpart of this Voting Agreement; and (B) agreed to hold such shares of Capital Stock (or interest in such shares) subject to all terms and provisions of this Voting Agreement; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares of Company Capital Stock or any interest therein in a manner inconsistent with the continued validity of this Voting Agreement and the irrevocable proxy granted pursuant hereto, unless each Person to which any such shares of Company Capital Stock, or any interest therein, is or may be transferred shall have (A) executed a counterpart of this Voting Agreement; and (B) agreed to hold such shares of company Capital Stock (or interest in such shares) subject to all terms and provisions of this Voting Agreement, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such shares of Company Capital Stock in a manner inconsistent with the continued validity of this Voting Agreement and the irrevocable proxy granted pursuant hereto, (iv) deposit such shares of Company Capital Stock into a voting trust or enter into a voting agreement or arrangement with respect to such shares of Company Capital Stock in a manner inconsistent with the continued validity of this Voting Agreement and the irrevocable proxy granted pursuant hereto, or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholders' obligations hereunder or the transactions contemplated hereby or by the Merger Agreement; provided that this subsection 2(b)(v) does not apply to a Securityholder acting in his or her capacity as a director of the Company.

                           (3) GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF
PROXIES. (i) Each Securityholder hereby irrevocably grants to, and appoints, Mark Loehr and Lloyd Feller, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Securityholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Securityholder, to vote or give written consent with respect to all of such Securityholder's shares of Company Capital Stock (A) in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement, (B) against any Acquisition Proposal, and (C) in favor of the taking by Company of all other actions proposed by the Company's Board of Directors necessary or appropriate to give effect to the intent of this Section 2(e) (D) against any action, proposal or agreement that would have the effect of delaying, impeding, frustrating, preventing or nullifying this Voting Agreement or the Merger Agreement, or result in a breach in any material respect of any covenant, agreement, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would delay, impede, frustrate, prevent or nullify the fulfillment of any of the conditions set forth in Article IX of the Merger Agreement or result in change in the composition of the Company Board of Directors without the prior written consent of Parent.

                                    (1) Each Securityholder represents that any
proxies heretofore given in respect of such Securityholder's shares of Company Capital Stock are not irrevocable, and that any such proxies inconsistent with paragraph (c) above are, to the extent of such inconsistency, hereby revoked.

                                    (2) Each Securityholder understands and
acknowledges that Parent is entering into the Merger Agreement in reliance upon such Securityholder's execution and delivery of this Voting Agreement. Each Securityholder hereby affirms that the irrevocable proxy set forth in this
Section 2(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Securityholder under this Voting Agreement. Each Securityholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked. Each Securityholder hereby affirms that such irrevocable proxy shall survive such Securityholder's death, incapacity or incompetence. Each Securityholder hereby ratifies and confirms all that each such proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Delaware Law and California Law.

                           (4) NO SOLICITATION. Each Securityholder hereby
agrees, in such Securityholder's capacity as a shareholder of the Company, that neither such Securityholder nor any of such Securityholder's Affiliates shall (and such Securityholder shall use such Securityholder's reasonable best efforts to instruct its officers, directors and employees, if any, and its representatives and agents not to, and to not permit any of them to), directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or knowingly provide any non-public information to, any Person (other than Parent, any of its Affiliates or representatives) concerning any Acquisition Proposal.

                           (5) CONSENT TO LOCK-UP. E*TRADE Group, Inc., and
entities controlled by it, General Atlantic Partners, LLC, and entities controlled by it, and Softbank Corp., and entities controlled by it, hereby consent to the deposit of a portion of their shares of common stock of Parent to be received in the Merger into the Special Escrow Fund pursuant to Section 4.2(d) of the Merger Agreement and the prohibition on transfer for a three-year period from the Effective Time as set forth in the Merger Agreement.

                  3. REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDER. Each Securityholder, severally and not jointly, hereby represents and warrants to Parent as follows, except as set forth in the Disclosure Schedule, if any, prepared and signed by the such Securityholder and delivered to Parent prior to the execution hereof:

                           (1) OWNERSHIP OF SECURITIES. Such Securityholder is
the record and Beneficial Owner of the number of shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and or Series C Preferred Stock set forth opposite such Securityholder's name on Schedule B attached (the "Existing Securities"). On the date hereof, the Existing Securities (i) assuming the accuracy of the representations and warranties made by the Company in
Section 6.3 of the Merger Agreement, constitute the percentage of the total number of shares of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and or Series C Preferred Stock issued and outstanding as of the date hereof as set forth opposite such Securityholder's name on Schedule B attached, and (ii) constitute all of the shares of Company Stock, Series A Preferred Stock, Series B Preferred Stock and or Series C Preferred Stock held of record or Beneficially Owned by such Securityholder. Each Securityholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Existing Securities with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Voting Agreement.

                           (2) POWER; BINDING AGREEMENT. Such Securityholder has
the legal capacity, power and authority to enter into and perform all of such Securityholder's obligations under this Voting Agreement. The execution, delivery and performance of this Voting Agreement by such Securityholder will not violate any other agreement to which such Securityholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, transfer restriction agreement, sale agreement or voting trust. This Voting Agreement has been duly and validly executed and delivered by such Securityholder and constitutes a valid and binding agreement of such Securityholder, enforceable against such Securityholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Securityholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by such Securityholder of the transactions contemplated hereby.

                  4. STOP TRANSFER. Each Securityholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of its, his or her Existing Securities, unless such transfer is made in compliance with this Voting Agreement. In the event of any conversion of any Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock included in any Securityholder's Existing Securities into Company Common Stock, such Shares of Company Common Stock shall also constitute Existing Securities of such Securityholder. In the event any Securityholder exercises any options or other rights to acquire Company Capital Stock, such Company Capital Stock shall be added to such Securityholders' Existing Securities. In the event of any dividend or distribution consisting of securities, or any change in the capital structure of the Company by reason of any non-cash dividend, split-up, recapitalization, combination, exchange of securities or the like, the term "Existing Securities" shall refer to and include the Existing Securities as well as all such dividends and distributions of securities and any securities into which or for which any or all of the Existing Securities may be changed or exchanged.

                  5. TERMINATION. The representations, warranties, covenants, agreements and proxy contained herein shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with Article XI thereof or (ii) the consummations of the transactions contemplated by the Merger Agreement.

                  6. MISCELLANEOUS.

                           (1) SPECIFIC PERFORMANCE. Each Securityholder
recognizes and agrees that if for any reason any of the provisions of this Voting Agreement are not performed by such Securityholder in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to Parent for which money damages would not be an adequate remedy. Accordingly, the Securityholder agrees that, in addition to any other available remedies, Parent shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Voting Agreement without the necessity of Parent posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Voting Agreement, such Securityholder will not allege, and the Securityholder hereby waives the defense, that there is an adequate remedy at law.

                           (2) SEVERABILITY. Any term or provision of this
Voting Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement or affecting the validity or enforceability of any of the terms or provisions of this Voting Agreement in any other jurisdiction. Without limiting the foregoing, with respect to any provision of this Voting Agreement, if it is determined by a court of competent jurisdiction to be excessive as to duration or scope, it is the parties intention that such provision nevertheless be enforced to the fullest extent which it may be enforced.

                           (3) ATTORNEYS' FEES. If any action at law or equity,
including an action for declaratory relief, is brought to enforce or interpret any provision of this Voting Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

                           (4) GOVERNING LAW. THIS VOTING AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                           (5) ENTIRE AGREEMENT. This Voting Agreement
constitutes the entire agreement among the parties with respect to the subject matter of this Voting Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                           (6) CONSENT TO JURISDICTION, ETC. Each of the parties
hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, the Northern District of California or in any New York or California State Court sitting in such district and having subject matter jurisdiction over such matters, and each of the parties hereto consents and agrees to personal jurisdiction and waives any objection as to the venue of such courts for purposes of such action. The parties to this Voting Agreement agree to waive any right to jury trial as to all disputes and any right to seek punitive or consequential damages.

                           (7) NOTICES. All notices, requests, claims, demands
and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt by delivery in person, by facsimile (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested):

         If to a Securityholder, see Schedule A attached.

                           and

                           E*OFFERING Corp.
                           Steuart Street Tower, 4th Floor
                           One Market Street
                           San Francisco, California  94107
                           Facsimile:  (415) 618-6202
                           Attention:  Steven R. King, President

                           with copies to:

                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, CA  94304
                           Facsimile:  (650) 461-5380
                           Attention:  Alan K. Austin, Esq.

                           and

                           Brobeck, Phleger & Harrison LLP
                           Two Embarcadero Place
                           2200 Geng Road
                           Palo Alto, California  94303
                           Facsimile:  (650) 466-2885
                           Attention:  Curtis L. Mo, Esq.

                  If to Parent, to:

                           Wit Capital Group, Inc.
                           826 Broadway
                           New York, New York  10003
                           Facsimile: (212) 253-5289
                           Attention: Ronald Readmond
                                      Vice Chairman, Co-Chief Executive Officer and President

                           with copies to:

                           Wit Capital Group, Inc.
                           826 Broadway
                           New York, New York  10003
                           Facsimile: (212) 253-5289
                           Attention:  Lloyd H. Feller, Esq.
                                       Senior Vice-President, Co-General Counsel

                           and

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Facsimile:  (212) 735-2000
                           Attn:  Richard T. Prins, Esq.

                           and

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           525 University Avenue, Suite 220
                           Palo Alto, California  94301
                           Facsimile:  (650) 470-4570
                           Attention:  Kenton J. King, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                           (8) DESCRIPTIVE HEADINGS; INTERPRETATION. The
descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

                           (9) ASSIGNMENT; BINDING AGREEMENT. This Voting
Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, legal representatives, estates, executors, successors and permitted assigns of the parties and such persons. Nothing in this Voting Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective heirs, legal representatives, estates, executors, successors and permitted assigns any right, remedy or claim under or by reason of their Voting Agreement or any part hereof. Neither this Voting Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Securityholder without the prior written consent of Parent or by Parent without the prior written consent of each Securityholder party hereto.

                           (10) AMENDMENT, MODIFICATION AND WAIVER. This Voting
Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

                           (11) COUNTERPARTS. This Voting Agreement may be
executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have hereunto executed this Voting Agreement as of May 15, 2000.


                                          WIT CAPITAL GROUP, INC.


                                          By: /s/ RONALD READMOND
                                              ----------------------------------
                                          Name:  Ronald Readmond
                                          Title: Vice-Chairman, Co-Chief
                                                 Executive Officer and President

                                   SCHEDULE A

                            SECURITYHOLDER ADDRESSES

WALTER W. CRUTTENDEN
Cruttenden Partners LLC
4600 Campus Drive
Newport Beach, CA  92660
Facsimile:  949-399-9009

CRUTTENDEN PARTNERS LLC
4600 Campus Drive
Newport Beach, CA  92660
Facsimile:  949-399-9009
Attention:  Walter W. Cruttenden

FRANK CUTLER
4600 Campus Drive
Newport Beach, CA  92660
Facsimile:  949-399-5352

WILLIAM OWEN
4600 Campus Drive
Newport Beach, CA  92660
Facsimile:  949-399-5352

CHRISTOPHER CRUTTENDEN
4600 Campus Drive
Newport Beach, CA  92660
Facsimile:  949-399-5352

SANFORD ROBERTSON
One Maritime Plaza, Suite 2500
San Francisco, CA  94111
Facsimile:  415-986-1320

GENERAL ATLANTIC PARTNERS, 61 LP
c/o General Atlantic Service Corporation
3 Pickwick Plaza
Greenwich, CT  06830
Facsimile:  203-622-8818

GAP COINVESTMENT PARTNERS II, LP
c/o General Atlantic Service Corporation
3 Pickwick Plaza
Greenwich, CT  06830
Facsimile:  203-622-8818
Attention:  Mr. William Ford

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY  10019-6064
Facsimile:  212-757-3990
Attention:  Douglas A. Cifu

SOFTBANK TECHNOLOGY VENTURES V LP
200 West Evelyn Street, Suite 200
Mountain View, CA  94304
Facsimile:  650-962-2020
Attention:  D. Rex Golding
            Helen Mackenzie

SOFTBANK TECHNOLOGY VENTURES ADVISORS FUND V LP
200 West Evelyn Street, Suite 200
Mountain View, CA  94304
Facsimile:  650-962-2020
Attention:  D. Rex Golding
            Helen Mackenzie

SOFTBANK TECHNOLOGY VENTURES ENTREPRENEURS FUND V LP
200 West Evelyn Street, Suite 200
Mountain View, CA  94304
Facsimile:  650-962-2020

Attention:  D. Rex Golding
            Helen Mackenzie

with a copy to:

Cooley Godward LLP
3000 Sand Hill Road
Building 3, Suite 230
Menlo Park, CA 94025-7166
Facsimile:  650-854-2691
Attention:  Craig E. Dauchy, Esq.

E*TRADE GROUP, INC.
4500 Bohannon Drive
Menlo Park, CA 94025
Facsimile:  650-331-6803
Attention:  Thomas A. Bevilacqua
                   Rodi Guidero, Esq.

with a copy to:

Brobeck, Phleger & Harrison LLP
Two Embarcadero Place
2200 Geng Road
Palo Alto, CA 94303-0913
Facsimile:  650-496-2736
Attention:  Curtis L. Mo, Esq.

                                   SCHEDULE B

                               EXISTING SECURITIES

                                                        Series A       Series B       Series C       Percent of
              Holder                 Common Stock      Preferred       Preferred      Preferred      Outstanding
---------------------------------------------------- --------------- -------------- -------------- ----------------
Cruttenden, Walter W.                  1,001,000        200,000           --             --             5.27%
Cruttenden Partners LLC                 350,000            --             --             --             1.54%
Cutler, Frank                           320,000         600,000           --             --             4.04%
Owen, William                           214,000            --             --             --             0.94%
Cruttenden, Christopher                 123,500            --             --             --             0.54%
Robertson, Sanford                      250,000         200,000           --             --             1.97%
GAPCoinvestment Partners II LP            --               --             --          1,295,290         5.68%
General Atlantic Partners 61 LP           --               --             --          6,003,560        26.34%
Softbank Technology Ventures V LP         --               --             --          2,309,874        10.13%
Softbank Technology Ventures              --               --             --           61,529           0.27%
Advisors Fund V LP
Softbank Technology Ventures              --               --             --           41,502           0.18%
Entrepreneurs Fund V LP
E*TRADE Group, Inc.                       --               --          2,500,000      2,872,506        23.57%

         Total of above                2,258,500       1,000,000       2,500,000     12,584,261      18,342,761